UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2006

GOLDEN PHOENIX MINERALS, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)	0-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 _____Sparks, Nevada_____ (Address of Principal Executive Offices)	89434 (Zip Code)

(775) 853-4919

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

On August 14, 2006, Golden Phoenix Minerals, Inc. (the “Company”) entered into an Employment Agreement with Donald Prahl to render full-time employment to the Company as the Vice President of Operations and the Interim General Manager at the Ashdown Mine.

The Company shall pay Mr. Prahl salary for the services to be rendered by him at the rate of $100,000 annually (prorated for any portion of a year) (“Annual Base Salary”), subject to increases, if any, as the Board may determine in its sole discretion after periodic review of Mr. Prahl's performance of his duties hereunder not less frequently than annually. In the event that Mr. Prahl achieves three (3) shipments of 12 superstacks, each carrying in excess of 3900 pounds of MoS2, within a consecutive four (4) week period, the Company shall adjust the Annual Base Salary to the rate of $125,000 annually (prorated for any portion of a year). In the event that Executive achieves six (6) shipments of 12 superstacks, each carrying in excess of 3,900 pounds MoS2, within a consecutive four (4) week period, the Company shall adjust the Annual Base Salary to the rate of $150,000 annually (prorated for any portion of a year).

The Company has granted to Mr. Prahl the right, privilege and option to receive an aggregate of 200,000 shares of the Company’s restricted common stock (the “Shares”). For each pay period, until an aggregate of 200,000 shares has been issued, the Company shall distribute to Mr. Prahl a number of shares equal to $4,000 as valued un US funds set at the closing share price as of the last trading price prior to each distribution. The Company has agreed that it will use its best efforts to register the Shares issued in connection with the Employment Agreement pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended.

Mr. Prahl has also been granted 300,000 options with an exercise price of $0.325 per share. One third of the options shall vest immediately, the second one third of the options shall vest on August 7, 2007 and the final one third of the options shall vest on August 7, 2008 resulting in 100% vesting on the second anniversary of the grant date. The options have a term of five (5) years and are subject to other standard terms and conditions under the stock option agreement. Mr. Prahl has also agreed to a non-competition clause while employed by the Company and a non-solicitation clause for a term of twenty four (24) months following termination of his employment.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           On August 15, 2006, the Company announced the appointment of Donald Prahl as the Company's Vice President of Operations and Interim General Manager of the Ashdown Mine.

From 2003 to 2005, Mr. Prahl was employed by Northshore Mining in Silver Bay, Minnesota as the Vice President and General Manager of the Cleveland Cliffs iron mine where he was in charge of approximately 500 employees and an estimated $185 million budget. Mr. Prahl acted as consultant from 2001 to 2003 on a merger project of the Cleveland Cliffs Tilden and Empire mining operations in Ishpeming, Michigan and San Manuel, Arizona. From 1996 to 2001, Mr. Prahl was as Vice President and General Manager of the Barrick Goldstrike Mine, Inc. in Elko, Nevada, where he managed approximately 1600 employees under an estimated $350 million budget. Mr. Prahl was promoted to increasingly responsible positions within the mining divisions of the Cyprus–Amax Mining Company. From 1989 until 1994, he served as the Mine Manager at the Cyprus-Amax Sierrita mine. In 1994, he was promoted to Vice President and General Manager of the Cyprus Sierrita Mine, where he directed all aspects of the property including mining, miling, safety, security, environmental, community relations and molybdenum roasting and packaging operations. Subsequently, he was promoted to Vice President and General Manger for Cyprus Miami Mining Corporation located in Claypool, Arizona, where he oversaw all aspects mining, processing, administration, smelting, refining and value-added operations relating to copper and molybdenum.

Mr. Prahl earned his Minerals Engineering degree from the University of Wisconsin, and completed post-graduate training through Harvard University. He has received the Nevada Governor’s Award for Excellence in Mining Reclamation and the MSHA Sentinels of Safety Award. Mr. Prahl is an active member of the American Institute of Mining Engineers and served as a past Director and Chairman of the Board of the Nevada Mining Association.

There have been no related party transactions between Mr. Prahl and the Company. During the last two (2) years, Mr. Prahl has not been a party to any transaction or proposed transaction, to which the Company is or was to be a party, in which Mr. Prahl would have a direct or indirect material interest. Mr. Prahl does not have any family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events.

On August 16, 2006, the Company issued a press release regarding the appointment of Mr. Prahl as the Company's Vice President of Operations. A copy of the press release has been filed as an exhibit to this current report Form 8-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Exhibit Description

10.1	Employment Agreement dated August 14, 2006

99.1	Press release dated August 16, 2006 entitled "Golden Phoenix Appoints Top Mining Executive, Donald Prahl, To Lead Start-Up of Ashdown Moly Mine”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Minnesota corporation

Dated: August 16, 2006	By: /s/ David A. Caldwell

David A. Caldwell,

President

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